Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-151942, as supplemented by any post-effective amendment thereto, and in Registration Statement No. 333-196018 of Potash Corporation of Saskatchewan Inc. on Forms S-8 of our report dated June 24, 2016, relating to the financial statements and financial statement schedule (which report expresses an unqualified opinion and contains an explanatory paragraph related to the adoption of Financial Accounting Standards Board Accounting Standards Update (“ASU”) No. 2015-07, Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) and ASU No. 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965)), appearing in this Annual Report on Form 11-K of the PCS U.S. Employees’ Savings Plan for Collectively Bargained Employees for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Chicago, Illinois

June 24, 2016